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                      SECURITIES LENDING AUTHORIZATION AGREEMENT

                                       Between

                         OLD MUTUAL SOUTH AFRICA EQUITY TRUST

                                         and

                         STATE STREET BANK AND TRUST COMPANY








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                                  TABLE OF CONTENTS
                                                                            PAGE

1.  APPOINTMENT OF STATE STREET. . . . . . . . . . . . . . . . . . .         1

2.  SECURITIES TO BE LOANED. . . . . . . . . . . . . . . . . . . . .         1

3.  BORROWERS. . . . . . . . . . . . . . . . . . . . . . . . . . . .         2

4.  SECURITIES LOAN AGREEMENTS . . . . . . . . . . . . . . . . . . .         3

5.  LOANS OF AVAILABLE SECURITIES. . . . . . . . . . . . . . . . . .         3

6.  INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . .         5

7.  DISTRIBUTIONS ON AND VOTING RIGHTS WITH RESPECT TO
    LOANED SECURITIES. . . . . . . . . . . . . . . . . . . . . . . .         7

8.  COLLATERAL . . . . . . . . . . . . . . . . . . . . . . . . . . .         8

9.  COMPENSATION FOR THE CLIENT AND STATE STREET . . . . . . . . . .        10

10. FEE DISCLOSURE . . . . . . . . . . . . . . . . . . . . . . . . .        11

11. RECORDKEEPING AND REPORTS. . . . . . . . . . . . . . . . . . . .        11

12. STANDARD OF CARE . . . . . . . . . . . . . . . . . . . . . . . .        11

13. REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . .        12

14. DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . .        13

15. CONTINUING AGREEMENT; TERMINATION; REMEDIES. . . . . . . . . . .        14

16. NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . .        14

17. MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . .        15

18. SECURITIES INVESTORS PROTECTION ACT. . . . . . . . . . . . . . .        15

19. MODIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . .        16

20. PROTECTION OF TRUSTEES . . . . . . . . . . . . . . . . . . . . .        16

21. AUTHORITY OF STATE STREET. . . . . . . . . . . . . . . . . . . .        16

22. CUSTODY AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . .        17

    EXHIBIT 1.1

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    EXHIBIT 3.1

    EXHIBIT 4.1

    EXHIBIT 4.2

    EXHIBIT 8.1

    EXHIBIT 8.2

    EXHIBIT 9


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                      SECURITIES LENDING AUTHORIZATION AGREEMENT

    Agreement dated the 6th day of September, 1996 between OLD MUTUAL SOUTH AFRICA EQUITY TRUST, a Massachusetts trust and investment company registered under the Investment Company Act of 1940, as amended (the "Client"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company ("State Street"), setting forth the terms and conditions under which State Street is authorized to act on behalf of the Client with respect to the lending of certain securities of the Client held by State Street under a Custodian Contract dated October 23, 1995 (the "Custodian Contract").

    Certain capitalized terms used in this Agreement are defined in Section 14.

    The Client and State Street, as the parties hereto, hereby agree as follows:

    1. APPOINTMENT OF STATE STREET. The Client hereby authorizes State Street as its agent to lend Available Securities to Borrowers in accordance with the terms of this Agreement. Subject to the terms of this Agreement, State Street shall have the responsibility and authority to do or cause to be done all acts State Street shall reasonably determine to be desirable, necessary, or appropriate to implement and administer this securities lending program. State Street shall use all reasonable efforts to arrange loans of Available Securities on behalf of the Client in accordance with and subject to the terms of this Agreement, provided State Street shall: (i) not arrange any loans if as a result thereof securities loaned by the Client would exceed 33 1/3% of the value of its net assets; and (ii) terminate existing loans in the applicable amount in order that securities on loan at any time do not exceed 33 1/3% of the value of Client's net assets.

    EXHIBIT 1.1 specifies the maximum percentage of the Client's holdings of any particular security that may be lent in the aggregate to any and all Borrowers at any time, provided that at no time shall more than 75% of the Client's holding of any particular security be lent. EXHIBIT 1.1 may be amended from time to time by the Client upon advance written notice to State Street with respect to new loans. State Street shall observe the limitations set forth in
EXHIBIT 1.1, and if necessary, terminate loans in accordance with the terms hereof to comply with such limits.

    Client agrees that State Street is acting as a fully disclosed agent and not as principal in connection with the securities lending program. State Street may take action as agent of the Client on an undisclosed or a disclosed basis.

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    2.  SECURITIES TO BE LOANED.  State Street acts pursuant to the Custodian
Contract as custodian of the securities owned by the Client. All of the Client's securities held by State Street as custodian shall, subject to EXHIBIT 1.1, be subject to this securities lending program, except those securities which the Client or the Investment Manager specifically identifies in notices to State Street as not being Available Securities, and those securities which the Investment Manager advises State Street have been, or are to be, sold or otherwise disposed of for the Client. Without limiting State Street's duty not to make Loans of securities so identified by the Client or the Investment Manager, State Street shall have no authority or responsibility for determining whether any of the Client's securities should be identified by the Investment Manager as not being Available Securities.

    3. BORROWERS. The Available Securities may be loaned to and only to Borrowers selected by State Street from among the Borrowers listed on the Schedule of Borrowers, attached hereto as EXHIBIT 3.1, which Schedule of Borrowers shall unless otherwise agreed in writing include only Borrowers resident in the United Kingdom for tax purposes. Subject as mentioned above, State Street may from time to time amend the Schedule of Borrowers with at least fifteen days prior notice to the Client, provided no such amendment shall become effective if the Client or the Investment Manager objects thereto within such notice period. In no case shall State Street make or maintain loans of Available Securities representing at any time more than 10% of the market value of the Client's portfolio to any one Borrower.

    State Street hereby represents and warrants that its London office is an approved United Kingdom collecting agent as defined in the Income Tax (Manufactured Overseas Dividends) Regulations 1993 (SI 1993/2004).

    State Street shall maintain books and records to facilitate the withholding of United Kingdom tax at the rate (if any) required under United Kingdom law.

    State Street shall take such reasonable steps, to the extent permissible under applicable law, as are necessary to enable all manufactured payments to be made under the lending program to be paid without deduction of United Kingdom tax, provided that the Client shall comply with all reasonable requests of State Street for information and/or assistance in this regard.

    In the event that securities lending activity is undertaken through its London office, State Street becomes subject to additional regulation in the UK, and the parties acknowledge that:

i.   State Street shall make available to Client established

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     procedures in accordance with the requirements of the Securities and
     Futures Authority for the effective consideration of complaints concerning State Street's activities carried on in the UK.

ii. Where a liability in one currency is to be matched by an asset in a different currency, or where an investment transaction relates to an investment denominated in a currency other than sterling, a movement of exchange rates may have a separate effect, favorable or unfavorable, on the gain or loss which would otherwise be experienced on the investment.

iii. State Street or an affiliate may have an interest that is material to the investment or transaction concerned and, except as expressly provided in this Agreement, neither State Street nor any such affiliate shall be obliged to disclose such interest or account to Client for any profits or benefits made or derived by it or any of its associates from any such transaction.

iv. Any assets which State Street holds in the form of money shall be held pursuant to the Custodian Contract but shall not be treated by State Street as Clients' Money as defined by The Financial Services (Client Money) Regulations 1991 of the United Kingdom as amended (the "Clients' Money Regulations") and will not be held in accordance with the Clients' Money Regulations or such other regulations as shall amend or replace the Clients' Money Regulations from time to time.

    4. SECURITIES LOAN AGREEMENTS. The Client authorizes State Street to enter into one or more Securities Loan Agreements, consistent with the terms hereof and substantially in the form of the Lending Agreement attached hereto as
EXHIBIT 4.1, including an Appendix thereto for loans of South African Securities in the form of EXHIBIT 4.2 hereto. State Street shall not, without prior consent of Client, enter into any Securities Loan Agreement (or any waiver or modification of any existing Securities Loan Agreement) that shall adversely affect Client's rights hereunder or under that Securities Loan Agreement in any material manner. Subject to the foregoing, each Securities Loan Agreement shall have such terms and conditions as State Street may negotiate with the Borrower, however certain terms of individual loans, including rebate fees to be paid to the Borrower for the use of Cash Collateral, shall be negotiated at the time a loan is made. Except as expressly authorized in writing by Client from time to time (other than as set forth in Section 8.4(a) of the Securities Loan Agreement in EXHIBIT 4.1 hereto), State Street shall make no representations or warranties on behalf of the Client to any Borrower in any Securities Loan Agreement or otherwise without proper authority hereunder.

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    5.  LOANS OF AVAILABLE SECURITIES.  State Street shall be
responsible for determining whether any Loan of Available Securities shall be made, and, subject to Section 4, for negotiating and establishing the terms of each such Loan. State Street shall have the authority to terminate any Loan in its discretion, at any time and without prior notice to the Client.

    The Client acknowledges that State Street administers securities lending programs for other clients of State Street. State Street will allocate securities lending opportunities among its clients, using reasonable and equitable methods established by State Street from time to time. State Street does not represent or warrant that any amount or percentage of the Client's Available Securities will in fact be loaned to Borrowers. Client agrees that it shall have no claim against State Street and State Street shall have no liability arising from, based on, or relating to, loans made for other clients, or loan opportunities refused hereunder, whether or not State Street has made fewer or more loans for any other client, and whether or not any loan for another client, or the opportunity refused, could have resulted in loans made under this Agreement.

    State Street shall terminate any Loan in accordance with the applicable Securities Loan Agreement as soon as practicable after:

    (i) receipt by State Street of a notice from the Borrower terminating the Loan in accordance with the Securities Loan Agreement;

    (ii) receipt by State Street of a notice from the Client or the Investment Manager: (a) to the effect that the Securities subject to the Loan are no longer Available Securities; or (b) of an amendment to EXHIBIT 1.1 reducing the maximum percentage of the Client's holdings of any particular security that may be lent to a percentage that is less than the current percentage on loan to any and all Borrowers at that time; and

    (iii) receipt by State Street of a notice from the Client or the Investment Manager to the effect that the Borrower is no longer to be included in EXHIBIT 3.1.

    State Street will perform from time to time, or will cause a third party (which may be an affiliate of State Street) to perform, a credit analysis and set trading limits deemed appropriate by State Street with respect to Borrowers and shall report to the Client with respect to such credit analyses and trading limits upon request (subject to State Street's obligations to maintain the confidentiality of non-public information). As part of this credit analysis State Street shall continuously monitor publicly available information with respect to such Borrowers, and shall report to the Client any publicly

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available material adverse change with respect to a Borrower upon request.

    The Client also acknowledges that, under the applicable Securities Loan Agreements, Borrowers will not be required to return Loaned Securities immediately upon receipt of notice from State Street terminating the applicable Loan, but instead will be required to return such Loaned Securities within such period of time following such notice as is specified in the applicable Securities Loan Agreement. Upon receiving a notice from the Client or the Investment Manager that Available Securities which have been loaned to a Borrower should no longer be considered Available Securities (whether because of the sale of such securities or otherwise) or that a Loan should otherwise be terminated, State Street shall notify promptly thereafter the Borrower which has borrowed such securities that the Loan of such securities is terminated and that such securities are to be returned within the time specified by the applicable Securities Loan Agreement. State Street shall in a timely manner give all demands and notices required to be given by or on behalf of the Client under the Securities Loan Agreement. If (a) any event occurs with respect to any Borrower that would, upon notice from State Street, become a default under the applicable Securities Loan Agreement and (b) the Client instructs State Street to give such notice, State Street shall forthwith comply with such instruction.

    State Street agrees with the Client that neither it nor any person acting as custodian of the Client's assets will accept the delivery of any instrument of transfer of Equivalent Securities or Collateral (as defined in each case in the applicable Securities Loan Agreement) from a Borrower unless that instrument is duly stamped in accordance with all applicable laws. Except as the Client may otherwise instruct, State Street may accept Equivalent Securities (as defined in the applicable Securities Loan Agreement) that are registered on a Register of Members maintained in either the United Kingdom or South Africa.

    6.   INDEMNIFICATION.

         (a) If following the occurrence of an Event of Default by a Borrower with respect to a Loan (within the meaning of the applicable Securities Loan Agreement) some or all of the Loaned Securities under such Loan are not returned by the Borrower as required by the applicable Securities Loan Agreement, State Street shall indemnify the Client against the failure of the Borrower as follows. State Street shall acquire and hold for the account of the Client a number of Replacement Securities equal to the number of such unreturned Loaned Securities. Such Replacement Securities shall be purchased by applying the proceeds of the Collateral with respect to such Loan to the purchase of such Replacement Securities. Subject to Client's obligations to assume market and investment losses with respect to the investment of Cash Collateral, if and to the extent that such proceeds are insufficient or the Collateral is unavailable, the purchase of such Replacement Securities shall be made at State Street's expense.


         (b) If and to the extent that State Street is unable after diligent efforts for a period of 30 days to purchase Replacement Securities or if at any time prior to the end of such 30 day period the Client instructs State Street to make a cash settlement of its obligation to procure Replacement Securities, and, in either case, the Collateral continues to be successfully marked to market against the unreturned Loaned Securities as required by the applicable Securities Loan Agreement, State Street shall forthwith credit to the Client's account an amount equal to the Market Value of the unreturned Loaned Securities for which Replacement Securities are not so purchased as of the Business Day on which the credit is made. If State Street is unable after diligent efforts to purchase Replacement Securities and the Borrower has failed (and such failure is continuing) to deliver to State Street additional collateral for the unreturned Loaned Securities as required by the applicable Securities Loan Agreement, State Street shall credit to the Client's account the greater of the Market Value of the unreturned Loaned Securities for which Replacement Securities are not so purchased determined as of (i) the last day the Collateral continues to be successfully marked to market against the unreturned Loaned Securities; or (ii) the next Business Day following the day referred to in (i) above.

         (c)   In addition to making the purchases or credits required by
Section 6 (a) and (b) hereof, State Street shall credit to the Client's account the value of all distributions on the Loaned Securities (not otherwise credited to the Client's account with State Street), the record dates for which occur before the date that State Street purchases Replacement Securities pursuant to
Section 6 (a) or credits the Client's account pursuant to Section 6 (b).

         (d) Any credits required under Section 6 (b) and (c) hereof shall be made by application of the proceeds of the Collateral (if any) that remain after the purchase of Replacement Securities pursuant to Section 6 (a). If and to the extent that the Collateral is unavailable or the value of the proceeds of the remaining Collateral is less than the value of the sum of the credits required to be made under Paragraphs (b) and (c), such credits shall be made at State Street's expense.

         (e) If after application of Section 6 (a) through (d) hereof, additional Collateral remains or any previously unavailable Collateral becomes available or any additional amounts owed by the Borrower with respect to such Loan are received from the Borrower, State Street shall apply the proceeds of such Collateral or such additional amounts first to reimburse itself for any amounts expended by State Street pursuant to Section 6 (a) through (d) above, and then to credit to the Client's account all other amounts owed by the Borrower to Client with respect to such Loan under the applicable Securities Loan Agreement.

         (f) In the event that State Street is required to make any payment and/or incur any loss or expense under this Section, State Street shall, to the extent of such payment, loss, or expense, be subrogated to, and succeed to, all of the rights of the Client against the Borrower under the applicable Securities Loan Agreement.

         (g) The provisions of this Section shall not apply to losses attributable to war, riot, revolution, moratoria, embargoes, or similar acts of government or other similar extreme and unusual circumstances beyond the reasonable control or apprehension of State Street. State Street's obligations shall not be affected by (i) any invalidity or non-perfection of any lien in any Collateral, (ii) any change in corporate existence, structure, or ownership of any Borrower, (iii) any bankruptcy, reorganization or similar proceeding affecting any Borrower, or (iv) any invalidity or unenforceability relating to the applicable Securities Loan Agreement with the Borrower. However, if at any time any Collateral, Loaned Securities, Replacement Securities, credits, or payments must be restored, delivered or paid in connection with the bankruptcy, insolvency, or reorganization of a Borrower or otherwise, State Street's obligations with respect to such Collateral, Loaned Securities, Replacement Securities, credits, or payments shall be reinstated as though due and outstanding at such time.

    7. DISTRIBUTIONS ON AND VOTING RIGHTS WITH RESPECT TO LOANED SECURITIES. The Client represents and warrants that it is the beneficial owner of (or exercises complete investment discretion over) all Available Securities free and clear of all liens, claims, security interests and encumbrances and that it is entitled to receive all distributions made by the issuer with respect to Available Securities. Except as provided in the next sentence, all interest, dividends, and other distributions paid with respect to Loaned Securities shall be credited to the Client's account pursuant to the Custodian Contract on the date such amounts are delivered by the Borrower to State Street. Any non-cash distribution on Loaned Securities which is in the nature of a stock split or a stock dividend shall be added to the Loan (and shall be considered to constitute Loaned Securities) as of the date the Borrower becomes entitled to such non-cash distribution and such non-cash distribution is paid by the issuer; PROVIDED that the Client (or Investment Manager) may, by giving State Street ten (l0) Business Days' notice prior to the date of such non-cash distribution, direct State Street to request that the Borrower deliver such non-cash distribution to State Street, pursuant to the applicable Securities Loan Agreement, in which case State Street shall credit such non-cash distribution to the Client's account pursuant to the Custodian Contract on the date it is delivered to State Street.

    The Client acknowledges that it will not be entitled to participate in any dividend reinvestment program or to vote with respect to securities that are on loan on the applicable record date for such securities.

    The Client also acknowledges that any payments of distributions from Borrower to Client are in substitution for the interest or dividend accrued or paid in respect of Loaned Securities and that the tax treatment of such payment may differ from the tax treatment of such interest or dividend. State Street shall use its best efforts to minimize any resulting liability for tax.

    If an installment, call or rights issue becomes payable on or in respect of any Loaned Securities or if an issuer makes available the opportunity to elect to receive a dividend in either cash or securities, State Street shall use all reasonable endeavors to ensure that any timely instructions which are given in accordance with the Custodian Contract from the Client or the Investment Manager are complied with, but State Street shall not be required to make any payment unless the Client has first placed it in funds to make such payment.

    8. COLLATERAL. The Client authorizes State Street to receive and to hold, on the Client's behalf, Collateral from Borrowers to secure the obligations of Borrowers with respect to any loan of securities made on behalf of the Client pursuant to the Securities Loan Agreements. Prior to the delivery of the Loaned Securities to the Borrower under any Loan, State Street shall receive from the Borrower Collateral having an initial Market Value of not less than 105% of the Market Value of the Loaned Securities in any of the following forms as may be approved from time to time by the Board of Trustees of the Client: (i) U.S. dollar federal funds or New York Clearing House funds ("Cash Collateral"), (ii) book entry Treasury securities (as defined in Subpart O of Treasury Department Circular No. 300, 31 C.F.R. 306) and any other securities issued or fully guaranteed by the United States government or any agency, instrumentality, or establishment of the United States government that is AAA rated by Standard & Poor's Corporation or Aaa rated by Moody's Investors Service, (iii) a clean, unconditional, and irrevocable letter of credit in favor of State Street as custodian for the Client, issued by a bank named in EXHIBIT 8.1 hereto, as such Exhibit may from time to time be modified by the Client with notice to State Street, or (iv) such other Collateral as may be permitted under the 1940 Act.

    Pursuant to the terms of the applicable Securities Loan Agreement, State Street shall, in accordance with State Street's reasonable and customary practices and prevailing industry practices, mark each Loaned Security and its Collateral to their Market Value each Business Day based upon the Market Value of the Collateral and the Loaned Security at the close of business on the preceding Business Day employing the most recently available pricing information, and ensure that each applicable Securities Loan Agreement shall require each Borrower to deliver additional Collateral to State Street in the event that at the close of business on any Business Day the Market Value of the Collateral delivered by such Borrower with respect to all Loans between such Borrower and Client shall be less than 105% of the Market Value of the Loaned Securities.

    The Collateral shall be returned to Borrower at the termination of the Loan upon the return of the Loaned Securities by Borrower to State Street in accordance with the applicable Securities Loan Agreement.

    State Street shall invest Cash Collateral in investments of the types specified on EXHIBIT 8.2, subject to any directions, including any limitations established by the Client in notices addressed to State Street and shall exercise reasonable care, skill, diligence and prudence in the investment of Cash Collateral. Subject to the foregoing limits and standard of care, State Street does not assume any market or investment risk of loss with respect to the investment of Cash Collateral and, subject as aforesaid, if, at any time during the term of any Loan, the value of the Cash Collateral so invested is insufficient to return the full amount of the Collateral or pay any and all other amounts (exclusive of any rebate fee) due to such Borrower pursuant to the Securities Loan Agreement, Client shall be solely responsible for such shortfall and hereby agrees to pay an amount equal to such shortfall to State Street. State Street shall be entitled to charge Client's accounts for any such shortfall. Notwithstanding the foregoing, State Street and Client shall each be responsible for their pro rata share (based on EXHIBIT 9) of the amount by which any rebate fee due the Borrower exceeds the investment return on Cash Collateral.

    In no case will State Street accept as Collateral any security in respect of which the Borrower may pursuant to the applicable Securities Loan Agreement be entitled to exercise, or instruct State Street or the Client as to the exercise of, any voting rights.

    State Street shall accept substitutions of Collateral in accordance with the applicable Securities Loan Agreement and shall hold such substitutions for the account of the Client, provided that, unless other Collateral has been mutually agreed in writing by the Client and State Street, no other Collateral shall be substituted for Cash Collateral.

    9. COMPENSATION FOR THE CLIENT AND STATE STREET. Investments of Cash Collateral may, subject to Section 8, include without limitation investments in obligations or other securities of State Street or of any State Street affiliate and investments in any short-term investment fund, mutual fund, securities lending trust or other collective investment fund with respect to which State Street and/or its affiliates provide investment management or advisory, trust, custody, transfer agency, shareholder servicing and/or other services for which they are compensated.

    The Client acknowledges that interests in such mutual funds, securities lending trusts and other collective investment funds, to which State Street and/or one or more of its affiliates provide services are not guaranteed or insured by State Street or any of its affiliates or by the Federal Deposit Insurance Corporation or any government agency. The Client hereby authorizes State Street to purchase or sell investments of Cash Collateral to or from other accounts held by State Street or its affiliates.

    The net income generated by any investment made pursuant to this Section 9 shall be allocated among the Borrower, State Street, and the Client, as follows: (a) a portion of such income shall be paid to the Borrower in accordance with the applicable Securities Loan Agreement; (b) the balance, if any, shall be split between State Street as compensation for its services in connection with this securities lending program and the Client as such income shall be credited to the Client's account, in accordance with the fee schedule attached hereto as EXHIBIT 9.

    To the extent the sums due the Borrower under the applicable Securities Loan Agreement are in excess of the income generated from investment of Cash Collateral, such negative income expense shall be borne by State Street and the Client in the same ratio as positive income sharing.

    To the extent that a Loan is secured by Collateral other than Cash Collateral, the Borrower shall be required to pay a loan premium, the amount of which shall be negotiated by State Street. Such loan premium shall be allocated between State Street and the Client as follows: (a) a portion of such loan premium shall be paid to State Street as compensation for its services in connection with this securities lending program, in accordance with EXHIBIT 9 hereto; and (b) the remainder of such loan premium shall be credited to the Client's account.

    Client acknowledges that in the event that Client's participation in securities lending generates income for the Client, State Street may be required to withhold tax or may claim such tax from the Client as is appropriate in accordance with applicable law. State Street shall comply with all reasonable requests made by the Client in order to minimize any such liability to tax.

    The Client shall reimburse State Street for (i) S.W.I.F.T. international telecommunication charges associated with the movement of securities in connection with the securities lending activity contemplated by this Agreement; and (ii) any and all funds advanced by State Street on behalf of the Client with respect to the Client's obligation to return Cash Collateral to the Borrower and to pay any fees due to the Borrower, all as provided in Section 8 hereof or as otherwise authorized by the Client.

    10. FEE DISCLOSURE. The fees associated with the investment of Cash Collateral in funds maintained or advised by State Street are disclosed on
EXHIBIT 9 hereto. Such fees may be modified from time to time by State Street upon thirty days' prior notice to Client. An annual report with respect to such funds is available to the Client, at no expense, upon request.

    11. RECORDKEEPING AND REPORTS. State Street will establish and maintain such records as are reasonably necessary to account for Loans that are made and the income derived therefrom. On a monthly basis, State Street will provide the Client with a statement describing the Loans made, and the income derived from Loans, during the period covered by such statement. Each party to this Agreement shall comply with the reasonable requests of the other for information necessary to the requester's performance of its duties in connection with this securities lending program.

    12. STANDARD OF CARE. Subject to the requirements of applicable law, State Street shall not be liable for any loss or damage, including counsel fees and court costs, whether or not resulting from their acts or omissions to act hereunder or otherwise, unless the loss or damage arises out of State Street's own negligence, willful misfeasance or misconduct in the performance of its duties hereunder. Except for any liability, loss, or expense arising from or connected with State Street's own negligence, willful misfeasance or misconduct in the performance of its duties hereunder or that is to be borne by State Street pursuant to this Agreement, the Client agrees to reimburse and hold State Street harmless (a) from and against any liability, loss and expense, including counsel fees and expenses and court costs, arising in connection with this Agreement or any Loan including claims of any third parties, including any Borrower, and (b) from and against all taxes and other governmental charges with respect to the Loans to the extent not required to be borne by the Borrower under the applicable Securities Loan Agreement (other than taxes applicable to State Street's income, profits and receipts under this Agreement and the Securities Loan Agreements, which shall be borne solely by State Street).

    Subject to Section 6 hereof, but without limiting the generality of the above paragraph, Client agrees: (i) that State Street shall not be responsible for any statements, representations or warranties which any Borrower makes in connection with any Loans hereunder and upon which State Street reasonably relies, or for the performance by any Borrower of the terms of a Loan, or any agreement related thereto; and (ii) that State Street shall be fully protected in acting in accordance with the oral or written instructions of any person designated in a notice from the Client or the Investment Manager, as the case may be, to State Street as a person authorized in connection with this Agreement to give instructions on behalf of the Client (an "Authorized Person"). (This Agreement shall be considered such a designation of the person executing the Agreement on the Client's behalf.) After its receipt of such a notice of designation, and until its receipt of a notice revoking such designation, State Street shall be fully protected in relying upon the notices, directions, and information given by such designee.

     State Street, in determining the Market Value of securities, including without limitation, Collateral, shall value said securities on a basis consistent with the valuations undertaken in the Administrative Services Agreement dated October 23, 1995 between the Client and State Street Cayman Trust Company, Ltd.

    13. REPRESENTATIONS AND WARRANTIES. Each party hereto represents and warrants that (a) it has the power to execute and deliver this Agreement, to enter into the transactions contemplated hereby, and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery, and performance; (c) this Agreement constitutes a legal, valid, and binding obligation enforceable against it; and (d) the execution, delivery, and performance by it of this Agreement will at all times comply with all applicable laws and regulations to which it is subject.

    14.  DEFINITIONS.  For the purposes hereof:

         (a) "Available Securities" means the securities of the Client that are available for Loans pursuant to Section 2.

         (b) "Borrower" means any of the entities to which Available Securities may be loaned under a Securities Loan Agreement as provided in
Section 3.

         (c) "Business Day" means a day on which the New York Stock Exchange is open for trading.

         (d)  "Cash Collateral" has the meaning assigned to it in Section 8.

         (e) "Collateral" means collateral delivered by a Borrower to secure its obligations under a Securities Loan Agreement and includes Cash Collateral.

         (f) "Custodian" means State Street in its capacity as custodian of the Client pursuant to the Custodian Contract, and any successors to State Street in its capacity under such Contract.

         (g) "Investment Manager," means Old Mutual Asset Managers (Bermuda) Ltd. or its successor as investment adviser of Client.

         (h)  "Loan" means a loan of Available Securities to a Borrower.

         (i) "Loaned Security" shall mean any "security" which is delivered as a Loan under a Securities Loan Agreement; provided that, if any new or different security shall be exchanged for any Loaned Security by recapitalization, merger, consolidation, or other corporate action, such new or different security shall, effective upon such exchange, be deemed to become a Loaned Security in substitution for the former Loaned Security for which such exchange was made.

         (j) "Replacement Securities" shall mean with respect to any Loaned Securities, securities of the same issuer, class and denomination as the Loaned Securities.

         (k) "Market Value" of a security means the market value of such security in accordance with Section 12 hereof.

         (l) "Securities Loan Agreement" means the agreement between a Borrower and State Street (on behalf of the Client) that governs Loans to such Borrower, as described in Section 4.

    15. CONTINUING AGREEMENT; TERMINATION; REMEDIES. It is the intention of the parties hereto that this Agreement shall constitute a continuing agreement in every respect and shall apply to each and every Loan, whether now existing or hereafter made. The Client and State Street may each at any time terminate this Agreement upon five (5) Business Days' written notice to the other to that effect. Without limiting the generality of the foregoing, the Client may terminate this Agreement in the event KPMG Peat Marwick identifies any material tax issues concerning the Agreement or the transactions contemplated hereby.
The only effects of any  termination under this Section 15 will be that

(a) following such termination, no further Loans shall be made hereunder by State Street on behalf of the Client, and (b) State Street shall forthwith upon termination of this Agreement, terminate any and all outstanding Loans. The provisions hereof shall continue in full force and effect in all other respects until all Loans have been terminated and all obligations satisfied as herein provided. State Street hereby waives any right to set-off amounts owed hereunder against amounts it holds for the benefit of the Master Trust under the Custodian Contract.

    16. NOTICES. Except as otherwise specifically provided herein, notices under this Agreement shall be in writing. A notice shall be sufficient if delivered to the party entitled to receive such notices at the following addresses:

    If to Client:

         Old Mutual South Africa Equity Trust
         C/O Old Mutual Asset Managers (Bermuda) Ltd.
         61 Front Street
         Hamilton, Bermuda

    If to State Street:

         State Street Bank and Trust Company
         Global Securities Lending Division
         Two International Place, Floor 31
         Boston, Massachusetts 02110

or to such other addresses as either party may furnish the other party by written notice under this section.

     17. MISCELLANEOUS. This Agreement supersedes any other agreement between the parties or any representations made by one party to the other, whether oral or in writing, concerning loans of securities by State Street on behalf of the Client, provided, however, this Agreement does not supersede (and is instead subject to) that certain letter agreement dated the date hereof between State Street and the Client with respect to acceptable forms of Collateral. This Agreement shall not be assigned by either party without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, representatives, successors, and assigns. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts. Client hereby irrevocably submits to the jurisdiction of any Massachusetts state or federal court sitting in The Commonwealth of Massachusetts in any action or proceeding arising out of or related to this Agreement, hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Massachusetts state or Federal court except that this provision shall not preclude any party from removing any action to federal court. Client hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Client also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to Client at its address specified in Section 16 hereof. Client agrees that a final judgement in any such action or proceeding, all appeals having been taken or the time period for such appeals having expired, shall be conclusive and may be enforced in other jurisdictions by suit on the judgement or in any other manner provided by law. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision hereof shall not affect any other provision of this Agreement. If in the construction of this Agreement any court should deem any provision to be invalid because of scope or duration, then such court shall forthwith reduce such scope or duration to that which is appropriate and enforce this Agreement in its modified scope or duration.

    18. SECURITIES INVESTORS PROTECTION ACT OF 1970 NOTICE. CLIENT IS HEREBY ADVISED AND ACKNOWLEDGES THAT THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY NOT PROTECT THE CLIENT WITH RESPECT TO THE LOAN OF SECURITIES HEREUNDER AND THAT, THEREFORE, THE COLLATERAL DELIVERED TO STATE STREET AS AGENT FOR THE CLIENT MAY CONSTITUTE THE ONLY SOURCE OF SATISFACTION OF A BORROWER'S OBLIGATION IN THE EVENT THE BORROWER FAILS TO RETURN THE LOANED SECURITIES. STATE STREET HEREBY ACKNOWLEDGES THAT THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 SHALL NOT INTERFERE WITH ITS OBLIGATIONS HEREUNDER, INCLUDING ITS OBLIGATIONS UNDER SECTION 6.

    19. MODIFICATION. This Agreement shall not be modified, except by an instrument in writing signed by the party against whom enforcement is sought.

    20. PROTECTION OF TRUSTEES. This Agreement is executed and made by the trustees of the Master Trust and not individually, but as trustees under the Declaration of Trust dated as of September 1, 1995, and the obligations of this Agreement are not binding upon any of such trustees individually.

    21. AUTHORITY OF STATE STREET Except as otherwise expressly provided herein and subject to the provisions of Section 12, all authority and discretion conferred upon State Street pursuant to this Agreement or any Securities Loan Agreement shall (a) be subject to the particular limitations on the conduct of State Street set forth in this Agreement, and (b) be exercised on a basis consistent with State Street's common law agency duties.

    22. CUSTODY AGREEMENT. Nothing in this Agreement shall limit the obligations of State Street, in its capacity as custodian for the Client pursuant to the Custodian Contract with respect to any assets held by State Street under this Agreement for the account of the Client, including any Collateral.


                                  OLD MUTUAL SOUTH AFRICA EQUITY TRUST

                                  By:________________________________

                                  Name:______________________________

                                  Title: ____________________________


                                  STATE STREET BANK AND TRUST COMPANY

                                  By:________________________________

                                  Name:______________________________

                                  Title:_____________________________

                                     EXHIBIT 3.1

         This Exhibit is attached to and made part of the Securities Lending Authorization Agreement, dated the 6th day of September, 1996 between OLD MUTUAL SOUTH AFRICA EQUITY TRUST ("Client") and STATE STREET BANK AND TRUST COMPANY ("State Street").

SECURITIES LENDING BY THE MASTER TRUST

    1.   Barclays Cater Allen LTD.

    2.   Bankers Trust International LTD

    3.   Lazard Money Broking Limited

    4.   Merrill Lynch International

    5.   Morgan Stanley & Co. International Limited

    6.   Natwest Securities Limited

    7.   Nomura International PLC

    8.   Salomon Brothers International Limited

                                     EXHIBIT 8.1

         This Exhibit is attached to and made part of the Securities Lending Authorization Agreement, dated the 6th day of September, 1996 between OLD MUTUAL SOUTH AFRICA EQUITY TRUST ("Client") and STATE STREET BANK AND TRUST COMPANY ("State Street").

                        Banks Approved for Letters of Credit:



    None

                                     EXHIBIT 8.2

    This Exhibit is attached to and made part of the Securities Lending Authorization Agreement, dated the 6th day of September, 1996 between OLD MUTUAL SOUTH AFRICA EQUITY TRUST ("Client") and STATE STREET BANK AND TRUST COMPANY ("State Street").

Investment Guidelines:


As State Street and the Client may agree to from time to time.

                                      EXHIBIT 9

         This Exhibit is attached to and made part of the Securities Lending Authorization Agreement, dated the 6th day of September, 1996 between OLD MUTUAL SOUTH AFRICA EQUITY TRUST ("Client") and STATE STREET BANK AND TRUST COMPANY ("State Street").


                                   SCHEDULE OF FEES


1. Subject to Paragraph 2 below, all proceeds collected by State Street on investment of Cash Collateral or any fee income shall be allocated as provided
Section 9 and in accordance with the following percentages:

- Seventy percent (70%) payable to the Client, and

- Thirty percent (30%) payable to State Street.


2. All payments to be allocated under Paragraph 1 above shall be made after deduction of: (i) the fees associated with the investment of Cash Collateral, any S.W.I.F.T. international telecommunication charges and any and all funds advanced by State Street on behalf of Client, all as described in Sections 9 and 10 hereof; and (ii) such amounts payable to the Borrower under the terms of the applicable Securities Lending Agreement.

3. Investment Management Fees
To be agreed to by State Street and the Client in writing.